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                                                                     Exhibit 3.2


                                STATE OF DELAWARE
                         CERTIFICATE OF SECOND AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                         OF HANMI FINANCIAL CORPORATION

Hanmi Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Hanmi Financial Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows:

                                   ARTICLE IV

      The Corporation is authorized to issue two classes of stock, designated, respectively, Common Stock and Preferred Stock. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares, of which two hundred million (200,000,000) shares shall be Common Stock, with par value of $.001per share, and ten million (10,000,000) of which shall be Preferred Stock, with par value of $.001 per share, issuable in one or more series.

      The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof of any wholly unissued shares of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series, but not below the number of shares thereof then outstanding.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
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Certificate of Second Amendment
of Certificate of Incorporation
of Hanmi Financial Corporation
Page 2 of 2


THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Lisa K. Pai, an Authorized Officer, this 23(rd) day of June 2004.

By:            /S/ Lisa K. Pai
        ------------------------------
Name:   Lisa K. Pai

Title: Sr. Vice President, Chief Legal Counsel and Corporate Secretary